News Release
FOR IMMEDIATE RELEASE
March 28, 2007
NORTEL COMPLETES US$1.15 BILLION SENIOR NOTES OFFERING
TORONTO – Nortel* Networks Corporation [NYSE/TSX: NT] (the “Company”) today announced the closing of the previously announced offering of US$1.15 billion aggregate principal amount of senior unsecured convertible notes (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and in Canada to qualified institutional buyers that are also accredited investors pursuant to applicable Canadian private placement exemptions.
As previously announced, the Notes issued by the Company consist of US$575 million principal amount of Senior Convertible Notes due 2012 (the “2012 Notes”) and US$575 million of Senior Convertible Notes due 2014 (the “2014 Notes”), which principal amounts include Notes issued pursuant to the exercise in full of the over-allotment options granted to the initial purchasers. The 2012 Notes pay interest semi-annually at a rate per annum of 1.75% and the 2014 Notes pay interest semi-annually at a rate per annum of 2.125%. The Notes are fully and unconditionally guaranteed by the Company’s principal direct operating subsidiary, Nortel Networks Limited, and initially guaranteed by the Company’s indirect subsidiary, Nortel Networks Inc. The Notes are senior unsecured obligations and will rank pari passu with all other senior obligations of the Company.
The 2012 Notes and 2014 Notes are each convertible into common shares of the Company at any time based on an initial conversion rate of 31.25 common shares per $1,000 principal amount of Notes (which is equal to an initial conversion price of $32.00 per common share), in each case subject to adjustment in certain events.
The Company expects that the net proceeds from the sale of the Notes will be approximately US$1.125 billion and plans to use these net proceeds to redeem on or about September 1, 2007 at par a corresponding amount of its US$1.8 billion outstanding principal amount of 4.25% Convertible Notes due 2008. Pending this redemption, the Company plans to invest the net proceeds in money market instruments.
The Notes and related guarantees and any common shares issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees or common shares issuable upon conversion of the Notes nor shall there be any sale of the Notes and related guarantees or common shares issuable upon conversion of the
Notes in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
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*	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

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